Investor Relations Contact Shirley Stacy Align Technology, Inc. (408) 470-1150 sstacy@aligntech.com	Press Contact Shannon Mangum Henderson Ethos Communication, Inc. (678) 540-9222 align@ethoscommunication.com

Align Technology Announces Restructuring Plan
New Shared Services Organization Added To Costa Rica Operations

SANTA CLARA, Calif., October 23, 2008 / -- Align Technology, Inc. (Nasdaq: ALGN) today announced a restructuring plan to increase efficiencies across the organization and lower the Company’s overall cost structure.

The restructuring plan includes a total reduction of 111 full time headcount in Santa Clara, California, of which 46 positions will be eliminated between now and January 2009. The remaining positions will be eliminated over the next few quarters as the Company creates a new shared services organization in its existing Costa Rica operation that will consolidate customer care, accounts receivable, credit and collections, and customer event registration organizations.

Align’s Treat Operations facility has been in Costa Rica since 2002. It consists of a high performance team of 670 skilled clinical technicians and support personnel in a very scalable environment. Treat Operations provides a solid foundation to build a shared services organization that will create greater efficiencies by enabling the Company to leverage the existing infrastructure and the talent base in Costa Rica at a lower overall cost.

“This restructuring plan builds on the cost saving actions we announced in July. The majority of what we are doing is structural and many valued employees are affected. These actions, while difficult, are essential to Align becoming a more efficient company and will result in a more robust operating model with room to invest for future growth,” said Thomas M. Prescott, Align president and CEO.

As part of these actions, Align will record a restructuring charge estimated to be approximately $5 million, of which approximately $3.5 million will be realized in Q4 08 and the remainder over the first half of 2009. This is in addition to the restructuring charge that the Company announced in July 2008. As of September 30, 2008, Align had a regular employee base of approximately 1,400 worldwide.

Align Technology Inc. 881 Martin Avenue Santa Clara, CA 95050 Tel: (408) 470-1000 Fax: (408) 470-1201

Align Technology, Inc. Q3 Fiscal 2008 Earnings Release

Align is expected to report third quarter fiscal 2008 financial results on Tuesday, October 28 after the market closes. The Company also stated it expects to be in the range of its third fiscal quarter revenue guidance and exceed GAAP and non-GAAP earnings per share guidance as issued with its second quarter earnings release on July 29, 2008. In conjunction with its third quarter earnings announcement, the Company will provide more details on the restructuring plan, including the expected annualized cost savings.

Align Third Quarter Fiscal 2008 Conference Call and Audio Web Cast
Align Technology will host a conference call October 28, 2008 at 4:30 p.m. ET, 1:30 p.m. PT, to review its third quarter fiscal 2008 results, discuss future operating trends and business outlook. The conference call will also be web cast live via the Internet. To access the web cast, go to the “Events & Presentations” section under Company Information on Align Technology’s Investor Relations web site at http://investor.aligntech.com. To access the conference call, please dial 201-689-8341 approximately fifteen minutes prior to the start of the call. If you are unable to listen to the call, an archived web cast will be available beginning approximately one hour after the call's conclusion and will remain available for approximately 12 months. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with account number 292 followed by # and conference number 289246 followed by #. The replay must be accessed from international locations by dialing 201-612-7415 and using the same account and conference numbers referenced above. The telephonic replay will be available through 5:30 p.m. ET on November 11, 2008.

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Today, the Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express, and Vivera Retainers.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit http://www.invisalign.com or call 1-800-INVISIBLE.

Align Technology Inc. 881 Martin Avenue Santa Clara, CA 95050 Tel: (408) 470-1000 Fax: (408) 470-1201

Align Technology, Inc. Q3 Fiscal 2008 Earnings Release

Forward-Looking Statement
This news release contains forward-looking statements, including statements regarding Align’s expectations regarding the expected amount of and timing of the charges to be incurred in connection with these measures and the anticipated timing of the relocation of Align’s customer care, accounts receivable, credit and collections and customer event registration organizations from Santa Clara, California to Costa Rica . Forward-looking statements contained in this report relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, lower than anticipated reductions in headcount or expenses in connection with the relocation, a delay in the implementation of the relocation and greater than anticipated costs resulting from the relocation. These and other risks are detailed from time to time in Align’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 26, 2008. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Align Technology Inc. 881 Martin Avenue Santa Clara, CA 95050 Tel: (408) 470-1000 Fax: (408) 470-1201

Align Technology, Inc. Q3 Fiscal 2008 Earnings Release